As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SHOPIFY INC.

(Exact Name of Registrant as Specified in its Charter)

Canada	30-0830605
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

150 Elgin Street, 8th Floor

Ottawa, Ontario, Canada K2P 1L4

(613) 241-2828

(Address of Registrant’s Principal Executive Offices)

Fourth Amended and Restated Incentive Stock Option Plan

Stock Option Plan

Long Term Incentive Plan

(Full Title of Plan)

CT Corporation System

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Margaret A. Brown, Esq.

Riccardo A. Leofanti, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

(617) 523-0002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)(2)	Amount To Be Registered (3)	Proposed Maximum Offering Price Per Share (4)(5)	Proposed Maximum Aggregate Offering Price (4)(5)	Amount of Registration Fee

Class B multiple voting shares	630,000	$3.37	$2,123,100	$247

Class A subordinate voting shares	370,000	$26.43	$9,779,100	$1,137

Notes

(1)	The Class B multiple voting shares being registered relate to past stock option grants under the Registrant’s Fourth Amended and Restated Incentive Stock Option Plan, with option exercise prices that were determined in accordance with the provisions of the Fourth Amended and Restated Stock Option Plan.

(2)	The Class A subordinate voting shares being registered relate to (i) stock option grants to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant’s Stock Option Plan and (ii) share unit grants to be undertaken in the future, with exercise prices to be determined in accordance with the provisions of the Registrant’s Long Term Incentive Plan.

(3)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Class B multiple voting shares and Class A subordinate voting shares being registered hereby shall be adjusted to include any additional Class B multiple voting shares and Class A subordinate voting shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class B multiple voting shares or Class A subordinate voting shares in accordance with the provisions of the Fourth Amended and Restated Incentive Stock Option Plan, the Stock Option Plan and the Long Term Incentive Plan.

(4)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $3.37 per Class B multiple voting share represents the weighted average of the exercise prices for the options under the Registrant’s Fourth Amended and Restated Incentive Stock Option Plan.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Class A subordinate voting shares on the New York Stock Exchange on May 21, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s prospectus filed on May 20, 2015 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1, as amended (File No. 333-203401), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37400) filed with the Commission on May 19, 2012 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents, provided that, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement only if and to the extent provided in such document.

Item 4. Description of Securities

See description of the Registrants Class B multiple voting shares contained in the Registrant’s prospectus filed on May 20, 2015 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1, as amended (File No. 333-203401).

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•	acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws require the Registrant to indemnify each of its current or former directors or officers and each individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity.

The Registrant’s by-laws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

The Registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the Registrant will indemnify him or her to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of his or her actions in the exercise of his or her duties as a director or officer.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen Class A subordinate voting share certificate.(1)

4.2	Specimen Class B multiple voting share certificate.(1)

4.3	Restated Articles of Incorporation of the Registrant.(2)

4.4	By-laws of the Registrant. (2)

5.1	Opinion of Stikeman Elliott LLP.

23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form F-1, filed with the Commission on May 6, 2015.

(2)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commision on May 29, 2015.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 29, 2015.

SHOPIFY INC.

By:	/s/ Tobias Lütke
Name: Tobias Lütke
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Tobias Lütke and Russell Jones as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Tobias Lütke	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2015
Tobias Lütke

/s/ Russell Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2015
Russell Jones

/s/ Robert Ashe	Director	May 29, 2015
Robert Ashe

/s/ Steven Collins	Director	May 29, 2015
Steven Collins

/s/ Jeremy Levine	Director	May 29, 2015
Jeremy Levine

/s/ Trevor Oelschig	Director	May 29, 2015
Trevor Oelschig

/s/ John Philips	Director	May 29, 2015
John Philips

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Ottawa, Ontario, on May 29, 2015.

Shopify Payments (USA) Inc. (Authorized Representative in the United States)

By:	/s/ Tobias Lütke
Name: Tobias Lütke
Title: President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Class A subordinate voting share certificate.(1)

4.2	Specimen Class B multiple voting share certificate.(1)

4.3	Restated Articles of Incorporation of the Registrant.(2)

4.4	By-laws of the Registrant. (2)

5.1	Opinion of Stikeman Elliott LLP.

23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form F-1, filed with the Commission on May 6, 2015.

(2)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commision on May 29, 2015.